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                                   FORM 8-A/A

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  SYBASE, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                 94-2941004
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

                              6475 CHRISTIE AVENUE
                          EMERYVILLE, CALIFORNIA 94608
               (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                            Name of each exchange on which
to be so registered                            each class is to be registered
-------------------                            ------------------------------
        None                                                None

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check this box. [ ]

         If this Form relates to the registration of a class of debt securities and is to be effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
                                (Title of class)
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Item 1.           Description of Securities to be Registered.

         The description set forth in Item 1 to the Form 8-A originally filed on March 4, 1992 is amended and supplemented by the following:

         On January 27, 1994, the Board of Directors of the Company adopted an amendment to the Rights Agreement to increase the Purchase Price set forth in
Section 7 (b) of the Rights Agreement to $250.00, after giving effect to the two-for-one stock split of the Company's Common Stock effected in November 1993.

         On August 26, 1996, The Board of Directors of the Company amended the Rights Agreement to amend the definition of "Acquiring Person" set forth in
Section 1 (a) of the Rights Agreement to read as set forth in Amendment No 2. to the Rights Agreement filed as Exhibit 3 to this Form 8-A/A.

Item 2.           Exhibits.

                  1. Preferred Shares Rights Agreement, dated as of March 24, 1992, between Sybase, Inc. and The First Bank of Boston, including the Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock attached thereto as Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and the Summary of Rights attached thereto as Exhibit C.

                  2. Amendment No. 1, dated July 15, 1994 to the Preferred Shares Rights Agreement dated as of March 24, 1992, between Sybase, Inc. and The First National Bank of Boston.

                  3. Amendment No. 2, dated September 25, 1996 to the Preferred Shares Rights Agreement dated as of March 24, 1992 between Sybase, Inc. and The First National Bank of Boston.


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized.

Date:    November 14, 1996                 SYBASE, INC.

                                   By:      /s/ Mitchell Gaynor
                                            ------------------------------------
                                            Mitchell Gaynor, Vice President and
                                            Associate General Counsel


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                                   FORM 8-A/A

                                  SYBASE, INC.

                                  EXHIBIT INDEX

                                                        Page Number Under
                                                       Sequential Numbering
Exhibits No.                Exhibit                           System
------------                -------                    --------------------
        1          Preferred Shares Rights                     5
                   Agreement dated as of
                   March 24, 1992 between
                   Registrant and the First
                   National Bank of Boston

        2          Amendment No. 1 to                          60
                   the Preferred  Shares
                   Rights Agreement dated
                   as of July 15, 1994 between
                   Registrant and The First
                   National Bank of Boston

        3          Amendment No. 2 to                          63
                   the Preferred  Shares
                   Rights Agreement dated
                   as of September 25, 1996
                   between Registrant and The
                   First National Bank of Boston



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